Exhibit 99.1

NGL ENERGY PARTNERS LP

ANNOUNCES AMENDED AND EXTENDED

REVOLVING CREDIT FACILITY

Tulsa, OK, February 15, 2017 — NGL Energy Partners LP (NYSE: NGL) (“NGL” or the “Partnership”) announced today that the Partnership has successfully amended and extended its revolving credit facility extending the term of the facility to October 2021. The amended facility has an initial borrowing capacity of $1.765 billion, and contains an accordion feature of up to an additional $300 million.

The amended facility consists of a $1.0 billion facility for the Partnership’s working capital requirements and other general corporate purposes and a $765 million facility for acquisitions, internal growth projects, other capital expenditures in addition to general corporate purposes.  The amended facility includes a similar pricing and covenant package to the previous facility, with the addition of a senior secured leverage covenant, as more fully described below, as well as additional flexibility for investments and loans.

The amended facility is secured by substantially all of the Partnership’s assets subject to certain exclusions.  Pursuant to the senior secured leverage covenant in the amended credit facility, commencing with the fiscal quarter ended December 31, 2016, the Partnership may not permit the senior secured leverage ratio to be greater than 3.50 to 1.0 as of the close of business as of the last day of any fiscal quarter.  At December 31, 2016, the Partnership’s senior secured leverage ratio was approximately 1.76 to 1.0.

Deutsche Bank acted as the lead arranger and continues to serve as the administrative agent for the facility. Winston & Strawn LLP acted as legal counsel to the Partnership.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: Crude Oil Logistics, Water Solutions, Liquids, Retail Propane and Refined Products and Renewables. NGL completed its initial public offering in May 2011. For further information, visit the Partnership’s website at www.nglenergypartners.com.

NGL Energy Partners LP

Trey Karlovich, 918-481-1119

Chief Financial Officer and Executive Vice President

Trey.Karlovich@nglep.com

Linda Bridges, 918-481-1119

Vice President — Finance and Treasurer

Linda.Bridges@nglep.com